Exhibit 10.4

EXTENSION AND AMENDMENT AGREEMENT

This EXTENSION AND AMENDMENT AGREEMENT (“Agreement”), effective as of March 11, 2008, is by and between GOLDEN OVAL EGGS, LLC, a limited liability company organized under the laws of the State of Delaware, GOECA, LP, a Delaware limited partnership, and MIDWEST INVESTORS OF IOWA, COOPERATIVE, a cooperative organized under the laws of the State of Iowa (individually each a “Borrower” and collectively the “Borrowers”) the banks and other financial institutions or entities which are signatories hereto (individually each a “Lender” and collectively the “Lenders”), and COBANK, ACB, a federally charted instrumentality under the Farm Credit Act of 1971, as amended, one of the Lenders and as agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

1.             The Lenders and the Borrowers entered into an Amended and Restated Credit Agreement dated as of June 30, 2006 (the “Credit Agreement”); and

2.             The Lenders and the Borrowers entered into a First Amendment to the Amended and Restated Credit Agreement dated as of April 30, 2007 (the “First Amendment”), entered into a Second Amendment to the Amended and Restated Credit Agreement dated as of October 19, 2007 (the “Second Amendment), and entered into an Extension Agreement (the “First Extension”) on December 13, 2007; the Credit Agreement as amended by the First Amendment, Second Amendment, and First Extension all together may be referred to as the “Amended Credit Agreement”; and

3.             By letter dated February 28, 2008 the Borrowers requested certain accommodations of the Lenders. The Lenders are willing, upon the terms and conditions set forth herein, to extend various reporting and payment due dates set forth under the Amended Credit Agreement; and

4.             The Borrowers have requested that the Lenders act promptly on this matter such that this Agreement might be signed by Tuesday, March 11, 2008, and the Lenders have complied with said request.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1. Recitals. The Recitals above are acknowledged as true and correct statements of fact.

Section 2. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement, unless the context shall otherwise require. For purposes of this Agreement the word “Detailed” shall include, but not be limited to, the following:

(a)                                      In the case of a communication, meeting, act or conduct, the date of the communication, meeting, act or conduct, where it took place, the identity of each participant and the identity of each person who was present, and the substance of each person’s communication;

(b)                                 If a communication or meeting, the identity of the person making the particular statement so listed, the mode of communication (for example, in writing, telephone, or in person), and the location of each of the participants;

(c)                                  If an act or conduct, the details of the act or conduct being described and what each person participating in such act or conduct did;

(d)                                 When used with respect to a person, the person’s name, present or last known address and telephone number, and the position and business affiliation of the person;

(e)                                  When used with respect to a corporation or other form of business organization, the name of such corporation or business organization, the address of its principal place of business, its state of incorporation or formation, and the identity of all individuals who acted on its behalf;

(f)                                    When used with regard to a document or writing, the type of document or writing (for example, letter, memorandum, telegram, chart, report), date originated and/or identifying symbol to identify the author, addressee, and each recipient of such document or writing.

Provided, for the purpose of subsection (a) and (c) above, the term Detailed shall not require disclosure of the content of any communication with respect to which Borrower in good faith and under applicable ethical canons believes it may assert the attorney-client privilege.

Section 3. Impact of Extension on Borrowers’ Obligations. Unless specifically provided for otherwise in this Agreement, this Agreement does not replace or supplant the Amended Credit Agreement. Borrowers shall fully perform their obligations under the Amended Credit Agreement unless specifically modified herein. Nothing herein shall be deemed a waiver by the Lenders of any term, condition, representation or covenant applicable to the Borrowers under the Amended Credit Agreement or any of the other agreements, documents or instruments executed and delivered in connection therewith, or of the covenants described therein. Borrowers shall comply with any reporting requirements set out under the Amended Credit Agreement.

Section 4. Preconditions and Continuing Obligations. The Lenders’ continuing obligation to extend various performance dates under the Amended Credit Agreement, and obligations to perform under this Agreement, shall be subject to the following conditions, all of which shall be considered preconditions and continuing obligations until all matters have been completed:

A.            Execution of this Extension Agreement by Borrowers. This Agreement shall not be effective until and unless it has been fully and properly executed by all parties hereto in multiple originals, electronic copies of which must be furnished to the Lenders on or before Tuesday, March 11, 2008.

B.            Compliance with Amended Credit Agreement. Borrowers must be in compliance with all terms and conditions of the Amended Credit Agreement, and any writing setting forth strategic alternatives as referred to in Section 8, except to the extent such performance has been specifically excused or modified in this Agreement.

C.            Payment of Extension Fee. Upon execution of this Agreement, Borrowers shall pay to Lenders an extension fee of $21,280.

Section 5.  Termination Date Extension – Revolving Notes. The Termination Date as it applies to all Revolving Loans shall be extended to July 31, 2008.

Section 6.  Deferral of Principal Payments under Tranche A and B Loans. Principal payments due on March 20, 2008, April 20, 2008, May 20, 2008, June 20, 2008 and July 20, 2008 for any Tranche A Loan or Tranche B Loan shall be deferred until the Maturity Date of the applicable Tranche Loan.

Section 7.  Other Extensions. The Amended Credit Agreement provides for certain financial benchmarks and ratios to be achieved by Borrowers beginning on March 1, 2008. Provided that the preconditions to extensions described in Section 3 herein and the contingencies set forth herein are met as required, Lenders agree that the commencement date of March 1, 2008 for the Current Ratio, Working Capital, Leverage Ratio, Fixed Charge Coverage Ratio, and Net Worth shall be extended through the Termination Date. The other reporting requirements contained in the Amended Credit Agreement shall not be affected by this Agreement.

Section 8.  Exploration of Strategic Alternatives. The Borrowers shall explore strategic alternatives upon such terms and conditions and within such time frames as may be mutually agreed to, in writing, by the parties.

Section 9.  Additional Reporting Requirements. In addition to the reporting requirements of the Borrowers under the Amended Credit Agreement, Borrowers shall provide to Lenders on a bi-weekly basis a Detailed description of all efforts made and actions taken related to any agreed upon schedule or benchmarks, including actions taken by others (such as Greene, Holcomb and Fisher) on behalf of the Borrowers related to any strategic alternatives or transactions. Any communications or documents referred to in the description shall be attached thereto. Borrowers shall also provide such additional financial data and analysis as may be reasonably requested by Lenders. Any request for additional details shall be immediately addressed by Borrowers. Furthermore, an inquiry, proposal, or communication which could result in a strategic transaction shall be furnished immediately (within 48 hours of receipt) to the Lenders.

Section 10.  Minimum EBITDA. Commencing the month of March 2008, Borrowers shall maintain a minimum monthly EBITDA of One Million Dollars ($1,000,000.00), Borrowers shall report each month’s EBITDA to Lenders on or before the 10th business day of the following month (the “Reporting Date”)

Section 11.  Thompson Escrow. The Borrowers have informed the Lenders that they have obtained the necessary permit from the Iowa Department of Natural Resources to remedy violations of various regulations applicable to the Borrowers’ facility in Thompson, Iowa (the “Permitted Work”). Beginning on the day after April 2008’s Reporting Date, and continuing on the day after each month’s Reporting Date occurring under this Agreement, the Lenders will transfer funds in the Monthly Escrow Amount (as defined hereafter) from the Borrowers’ account to an interest bearing escrow account maintained by Lenders and established to finance the costs and expenses associated with the Permitted Work. The Monthly Escrow Amount is a sum equal to the amount by which the previous month’s EBITDA exceeds the monthly EBITDA of One Million Dollars ($1,000,000), up to Two Hundred Thousand Dollars ($200,000).

Section 12.  Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default.

A.	The Borrowers shall fail to comply with any term or condition of this Agreement.

B.	The Borrowers shall fail to comply with any term or condition of the Amended Credit Agreement.

C.

Lenders may declare an Event of Default upon three (3) days written notice to Borrowers if Lenders reasonably believe that the Borrowers will be unable to comply with the benchmarks or deadlines they propose to Lenders in any written communication, as referenced in Section 8.

Section 13.  Remedies Upon Default. In addition to the remedies available to the Lenders at law or in equity upon the occurrence of an Event of Default, or as specifically provided in the Amended Credit Agreement (including the Security Agreement dated September 13, 2004) Borrowers specifically agree and hereby consent to the following:

A.	On the day following a missed Section 8 deadline the following shall occur:

1)             the interest rate on the Revolving Loans (including the Short Term Revolving Note) shall be calculated at the Default Rate, pursuant to Section 2.5(a)(iv) of the June 30, 2006, Amended and Restated Credit Agreement;

2) the interest rate on the Swing Line Loans shall be calculated at the Default Rate pursuant to Section 2.5(c)(ii) of the June 30, 2006 Amended and Restated Credit Agreement; and

3) each Tranche A Advance and each Tranche B Advance shall bear interest until paid in full or until such Event of Default is cured at a rate per annum equal to the Default Rate as per Section 2.5(b)(vii) of the June 30, 2006 Amended and Restated Credit Agreement. To the extent that notice is required prior to the application of the Default Rate, Borrowers hereby waive such notice.

If Lenders determine, in their sole discretion, that the Borrowers are diligently pursuing the goals set out in a separate writing , Lenders may determine to accrue the additional interest generated by the use of the default interest rates, until completion of the strategic transaction described in the separate writing, and related to which the deadline was missed.

Section 14. Representations, Warranties, Authority, No Adverse Claim.

14.1 Reassertion of Representations and Warranties, No Default. Each Borrower hereby represents that on and as of the date hereof and after giving effect to this Agreement (a) all of the representations and warranties contained in the Amended Credit Agreement are true, correct and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Amended Credit Agreement, as extended and (b) there will exist no Default or Event of Default under the Amended Credit Agreement as extended on such date which has not been specifically waived by the Lenders.

14.2 Authority, No Conflict, No Consent Required. Each Borrower represents and warrants that such Borrower has the power and legal right and authority to enter into this Agreement and has duly authorized as appropriate the execution and delivery of the Agreement and other agreements and documents executed and delivered by such Borrower in connection herewith or therewith by proper company action, and nothing herein contravenes or constitutes a default under any agreement, instrument or indenture to which such Borrower is a party or a signatory or a provision of such Borrower’s articles of organization, bylaws or any other agreement or requirement of law, or result in the imposition of any Lien on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Lenders. Each Borrower represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by such Borrower of this Agreement or other agreements and documents executed and delivered by such Borrower in connection therewith or the performance of obligations of such Borrower therein described, except for those which the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Administrative Agent. A true and correct copy of appropriate Certificates for each Borrower certifying as to incumbency and attaching the effective board resolutions authorizing the execution of this Agreement shall be tendered upon execution of this Agreement. Original signatures shall be provided within five (5) days of the date hereof.

14.3 No Adverse Claim. Each Borrower warrants, acknowledges and agrees that no events have been taken place and no circumstances exist at the date hereof which would give such Borrower a basis to assert a defense, offset or counterclaim to any claim of any Lender with respect to the Obligations.

14.4 No Change in Entity Status. Each Borrower represents and warrants that it is a properly formed entity in good standing in its state of formation, with all requisite power and authority to conduct business in all states in which it conducts business., Each Borrower represents and warrants that the statements and representations made in its Secretary’s Certificate effective October 19, 2007 (tendered in connection with the consummation of the Second Amendment) remain true and correct in all respects.

14.5 No Change in Organizational Documents or Officers. Each Borrower represents and warrants that there has been no change in the organizational and governing documents of the Borrower since the tender of the Secretary’s Certificate effective October 19, 2007, nor has there been a change in the officers of the Borrower since that time. Each Borrower represents and warrants that the person executing this Agreement has been properly authorized and directed to do so, as set forth on the Exhibits hereto.

14.6 Independent Advice. This Agreement is made at the request of and as an accommodation to the Borrower. The Borrower has either been advised by independent legal counsel of its choice or knowingly and voluntarily elected not to rely on the advice of counsel. Borrower has independently evaluated its legal and business options prior to entering into this Agreement. Borrower is not relying on Lenders or Administrative Agent for legal or business advice. This Agreement represents the free and voluntary act of Borrower.

Section 15. Affirmation of Credit Agreement, Further References, Affirmation of Security Interest. The Lenders and each Borrower acknowledge and affirm that the Credit Agreement, as previously amended and hereby further extended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Amended Credit Agreement shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement shall refer to the Amended Credit Agreement as extended. Each Borrower confirms to the Administrative Agent and the Lenders that the Obligations are and continue to be secured by the security interests granted by the Borrowers in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders under the Security Documents, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrowers under such documents and any and all other documents and agreements entered into with respect to the obligations under the Amended Credit Agreement are incorporated herein by reference and are hereby ratified and affirmed in all respects by each Borrower.

Section 16. Merger and Integration, Superseding Effect. This Agreement, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral and written agreements, including any and all drafts of this

Agreement which may have been considered by the parties hereto, on the same subjects by and between the parties hereto, occurring after the execution of the Second Amendment, which have has merged into this Agreement. This Agreement shall control with respect to the specific subjects herein.

Section 17. Severability. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 18. Legal Expenses. As provided in Section 9.2 of the Credit Agreement, the Borrowers agree to reimburse the Administrative Agent, upon request, for all reasonable out-of-pocket expenses (including attorney fees and legal expenses of Kalina, Wills, Gisvold, & Clark PLLP, counsel for the Administrative Agent) incurred in connection with the negotiation, preparation and execution of this Agreement and all other documents negotiated, prepared and executed in connection therewith, and in enforcing the obligations of the Borrowers under this Agreement, and to pay and save the Administrative Agent and Lenders harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement and exhibits, which obligations of the Borrowers shall survive any termination of the Amended Credit Agreement.

Section 19. Headings. The headings of various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

Section 20. Counterparts. This Agreement may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original.

Section 21. Governing Law. AT THE OPTION OF THE ADMINISTRATIVE AGENT, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR COLORADO STATE COURT SITTING IN CITY OR COUNTY OF DENVER; AND EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNIDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER

APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 22. Waiver of Jury Trial. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

GOLDEN OVAL EGGS, LLC, as a Borrower and the Borrowers’ Agent

	By :	/s/ Thomas A. Powell
Thomas A. Powell, Chief Financial Officer

MIDWEST INVESTORS OF IOWA,
COOPERATIVE, as a Borrower

	By :	/s/ Thomas A. Powell
Thomas A. Powell, Chief Financial Officer

Address for the Borrowers For Purposes of Notice:	GOECA, LP, as a Borrower By its General Partner GOEMCA, Inc.
1800 Park Avenue East
Renville, MN 56284	By :	/s/ Thomas A. Powell
Fax: (320) 329-3276	Thomas A. Powell, Chief Financial Officer
Attention:Thomas A. Powell

COBANK, ACB, as a Lender and as the
Administrative Agent

By:	/s/ Ronald P. Seigley
Name: RONALD P. SEIGLEY
Title:	VICE PRESIDENT

Address for all notices:
5500 South Quebec Street
Greenwood Village, CO 80111
PO. Box 5110
Denver, CO 80217
Attention: Ron Seigley
Fax: (303) 740-4021

METROPOLITAN LIFE INSURANCE
COMPANY, as a Bank and Lender (as to the Short
Term Revolving Note)

By:
Name:
Title:

Address for all notices:
4401 Westown Parkway, Suite 220
West Des Moines, IA 50266
Fax: (515) 223-0757
Attention: Tony Jennings